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EXHIBIT 10.1

                           SECOND AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

                                      AMONG

                         AMERITRADE HOLDING CORPORATION
                                       AND
                     FIRST NATIONAL BANK OF OMAHA, AS AGENT
                                       AND
                         REVOLVING LENDERS PARTY HERETO

                                DECEMBER 16, 2002


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             SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

         This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the "Agreement") is entered into as of the 16th day of December, 2002, among AMERITRADE HOLDING CORPORATION (formerly Arrow Stock Holding Corporation), a Delaware corporation having its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127 (the "Borrower"), FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050 ("Agent" or "FNB-O"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business at 801 Grand Street, Suite 3150, Des Moines, Iowa 50309, M&I MARSHALL & ILSLEY BANK, a Wisconsin banking association having its principal place of business at 770 North Water Street, Milwaukee, Wisconsin 53201-2035, and such lenders as may become Revolving Lenders hereunder after the date hereof.

                                 I. DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

Advance: Any advance of funds to the Borrower by the Revolving Lenders or any of them under the revolving credit facility provided in this Agreement.

Agreement:        This Second Amended and Restated Revolving Credit Agreement,
                  dated as of December 16, 2002, among the Borrower and the Revolving Lenders, as amended or restated from time to time.

Ameritrade,
Inc.: Ameritrade, Inc., formerly known as Advanced Clearing, Inc., a Nebraska corporation and Subsidiary of Ameritrade Online. Ameritrade Online: Ameritrade Online Holdings Corp., formerly known as Ameritrade Holding Corporation, and a wholly-owned Subsidiary of the Borrower. Applicable Margin: For purposes of determining the Revolving Credit Rate, the margin, calculated on a quarterly basis, is as follows:

                                    (a)      If the Quarterly Compliance
                           Certificate shows that cumulative consolidated net income of the Borrower from September 27th, 2002 to the then-current date was less than $50,000,000.00, the margin for the current quarter shall be (i) zero for the National Prime Rate, or (ii) plus 2.75% for LIBOR;

                                    (b)      If the Quarterly Compliance
                           Certificate shows that cumulative consolidated net income of the Borrower from September 27th, 2002 to the then-current date was equal to or greater than $50,000,000.00 but less than


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                           $100,000,000.00, the margin for the current quarter
                           shall be (i) minus .25% for the National Prime Rate, or (ii) plus 2.50% for LIBOR;

                                    (c)      If the Quarterly Compliance
                           Certificate shows that cumulative consolidated net income of the Borrower from September 27th, 2002 to the then-current date was equal to or greater than $100,000,000.00 but less than $150,000,000.00, the margin for the current quarter shall be (i) minus .50% for the National Prime Rate, or (ii) plus 2.25% for LIBOR; and

                                    (d)      If the Quarterly Compliance
                           Certificate shows that cumulative consolidated net income of the Borrower from September 27th, 2002 to the then-current date was equal to or greater than $150,000,000.00, the margin for the current quarter shall be (i) minus .75% for the National Prime Rate, or (ii) plus 2.00% for LIBOR.

                  In the event that any Quarterly Compliance Certificate is not delivered on or before the due date thereof, the Applicable Margin for such quarter shall be the margin set forth in (a) above.

Borrower:         Ameritrade Holding Corporation, formerly known as Arrow Stock
                  Holding Corporation.

Broker-
Dealer
Subsidiary:       Any Subsidiary of the Borrower, direct or indirect, that is a registered broker-dealer pursuant to the Securities Exchange
                  Act of 1934.

Business
Day: Any day other than a Saturday, Sunday or a legal holiday on which banks in the State of Nebraska are not open for business.

Cash Capital
Expenditure:      The amount of any cash paid by the Borrower for any capital expenditure pursuant to Section 4.16, whether such payment is a cash down payment, a cash payment on financed capital expenditures (other than regularly scheduled monthly payments on financed capital expenditures) or a cash payment in full.

Change of
Control: (a) At any time when any of the equity securities of the Borrower shall be registered under Section 12 of the Securities Exchange Act of 1934 as amended from time to time (the "Exchange Act"), (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any person which is a management employee, or any such "group" which consists entirely of management employees, of the Borrower) being or becoming the beneficial owner, directly or indirectly, of voting stock of the Borrower in an amount sufficient to elect a majority of the members of the Borrower's board of directors, or (ii) a majority of the members of the Borrower's board of directors (the


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                  "Board") consisting of persons other than Continuing Directors
                  (as hereinafter defined); and (b) at any other time, the voting stock of the Borrower being owned beneficially, directly or indirectly, by any person, entity or group other than employees of the Borrower or its Subsidiaries. As used herein, the term "Continuing Director" means any member of the Board on the date of this Agreement, and any other member of the Board who shall be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are the members of the Board.

Collateral:       All personal property of the Borrower and each Guarantor
                  described in the Security Agreements and the Pledge
                  Agreements, whether now owned or hereafter acquired, including, without limitation:

                                    (a)      all of the Borrower's stock in any
                           present or future Material Subsidiary, including without limitation, Ameritrade Online and Datek; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary;

                                    (b)      all of the Borrower's accounts,
                           accounts receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records;

                                    (c)      all of Ameritrade Online's stock in
                           any present or future Material Subsidiary, including without limitation, the following: Ameritrade, Inc.; J.P. Securities, Inc.; Accutrade, Inc.; Financial Passport, Inc.; TradeCast, Inc.; Nebraska Hudson Company, Inc.; Ameritrade Institutional Services, Inc.; Freetrade.com, Inc.; AmeriVest Brokers, Inc.; OnMoney Financial Services Corporation; Ten Bagger Incorporated; Ameritrade Canada, Inc.; Ameritrade International Company, Inc.; Ameritrade Services Company; Ameritrade IP Company; and Ameritrade Development Company; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of Ameritrade Online that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary;

                                    (d)      all of Ameritrade Online's
                           accounts, accounts receivable, chattel paper, documents, instruments and other securities (excluding NITE Stock), goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records;


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                                    (e)      all of Datek's stock in Ameritrade,
                           Inc. and in any present or future Material
                           Subsidiary, including without limitation, the following: Datek Online Financial Services LLC; iClearing; BigThink Corp.; Datek Online Management Corp.; Watcher Technologies LLC; and iCapital Markets LLC; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of Datek that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary; provided further, that the Collateral shall not include any investment property or equity securities issued by Datek Canada Financial Services, Inc.;

                                    (f)      all of Datek's accounts, accounts
                           receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records and equitable interests in limited liability companies, including, without limitation, Datek Online Financial Services LLC, iClearing, Watcher Technologies LLC and iCapital Markets LLC; and

                                    (g)      all proceeds and products of the
                           foregoing.

Commitment:       As to each Revolving Lender, such Revolving Lender's pro rata percentage or maximum dollar amount of the commitments set forth in Section 2.1 of this Agreement.

Core Retail
Accounts:         Open accounts of the Subsidiaries of the Borrower, which have a currently valid account number, are eligible for online trading and are reported publicly on a quarterly basis.

Datek:            Datek Online Holdings Corp., a wholly-owned Subsidiary of the
                  Borrower.

Default Rate:     The Revolving Credit Rate as defined herein plus 3.0%.

EBITDA: Means, at any time, for the prior four fiscal quarters, the Borrower's net income on a consolidated basis from continuing operations (excluding the write-down of TradeCast, Inc. in September 2002), plus (a) taxes paid or accrued during such period, (b) interest expenses paid or accrued during such period, and (c) amortization and depreciation deducted in determining such net income for such period.

Event of
Default:          Any of the events set forth in Section 6.1 of this Agreement.


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Excess Net
Capital: The aggregate amount of the actual net capital for each Broker-Dealer Subsidiary, minus Regulatory Net Capital.

Existing
Credit
Facility:         The Amended and Restated Revolving Credit Agreement dated as of December 31, 2001, as amended July 11, 2002, and as further amended as of September 9, 2002, by and among FNB-O and Ameritrade Online.

Fiscal
Month: A month that ends as of the last Friday of a calendar month, or, as to December, as of December 31st.

FNB-O: First National Bank of Omaha, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050, and its successors and assigns.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States of America.

Guarantor:        Either Ameritrade Online or Datek, and "Guarantors" means both of them.

Guarantor
Documents:

                  (a) The Guaranty Agreement, dated as of the date hereof, between Ameritrade Online and Agent;

                  (b) The Amended and Restated Guaranty Agreement, dated as of the date hereof, between Datek and Agent;

                  (c) The Second Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Ameritrade Online and Agent;

                  (d) The Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Datek and Agent;

                  (e) The Second Amended and Restated Security Agreement, dated as of the date hereof, between Ameritrade Online and Agent; and

                  (f) The Amended and Restated Security Agreement, dated as of the date hereof, between Datek and Agent.

iClearing:        iClearing LLC, a Delaware limited liability company and a
                  Subsidiary of Datek.

Indebtedness:     All loans and other obligations of the Borrower and the
                  Guarantors for borrowed money, without duplication, (including, without limitation, the indebtedness due


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                  to the Revolving Lenders) regardless of the maturity thereof, but excluding capital leases incurred in the ordinary course of business and excluding net payables to customers and broker-dealers in the ordinary course of business, excluding borrowings collateralized by client assets in the ordinary course of business, and excluding Subordinated Debt and amounts outstanding under any Other Credit Facility.

LaSalle
Bank National
Association:      LaSalle Bank National Association, a national banking
                  association having its principal place of business at 801
                  Grand Street, Suite 3150, Des Moines, Iowa 50309.

Letter(s) of
Credit: Letter(s) of Credit issued under the Letter of Credit Facility, the Letter of Credit Amount of which shall not exceed $5,000,000.00 at any time.

Letter of
Credit
Amount: The original face amount of the Letters of Credit, minus the amount of any draws thereunder which have been reimbursed to the Agent for the benefit of the Revolving Lenders.

Letter of
Credit
Facility:         The letter of credit facility provided for in Section 2.7 of the Agreement.

Letter of
Credit Fees:      The letter of credit fees specified in Section 2.9 of this
                  Agreement.

LIBOR
Rate: The floating per annum interest rate published from time to time as the "one month LIBOR rate" in the "Money Rates" Section of the Midwest Edition of the Wall Street Journal on the first Business Day of each month, or if no such rate is published on such date, on the last preceding date on when such rate was published.

Material
Subsidiary:       Any Subsidiary whose total assets are worth equal to or
                  greater than $200,000.00.

M&I
Marshall &
Ilsley Bank:      M&I Marshall & Ilsley Bank, a Wisconsin banking association having its principal place of business at 770 North Water
                  Street, Milwaukee, Wisconsin 53201-2035.


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Money
Market
Funds: Means, at any time, money market funds whose rating from Standard and Poor's Rating Services Group ("S&P") is AAAm or AAm or the equivalent thereof or whose Moody's Investor Services ("Moody's") rating is Aaa or Aa or the equivalent thereof.

National
Prime Rate: The floating per annum interest rate published from time to time as the "Prime Rate" (the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) in the "Money Rates" Section of the Midwest Edition of the Wall Street Journal on the first Business Day of the month, or if no such rate is published on such date, on the last preceding date when such rate was published.

Net Worth:        The Borrower's consolidated net worth as determined in
                  accordance with GAAP.

NITE Stock:       The common stock, or any securities exchanged for the common stock, of Knight Trading Group, Inc. (formerly Knight/Trimark
                  Group, Inc.), held by the Borrower or any of its Subsidiaries.

NITE Stock
Market Value: Means, at any time, the price per share of NITE Stock as reported on the NASDAQ Stock Market on the last day of the preceding Fiscal Month or, if not reported on the last day of the preceding Fiscal Month, on the immediately preceding business day in the preceding Fiscal Month that it is quoted, times the number of shares of NITE Stock owned by the Borrower or any of its Subsidiaries, which are not otherwise pledged or encumbered.

Non-Broker-
Dealer Cash:      Cash on hand or on deposit of the Borrower or any Subsidiary that is not a broker-dealer, minus the amount of deferred tax liability for the Island, Inc. distribution, which is estimated to be $52,000,000.00, and once paid to the Internal
                  Revenue Service, zero.

Notes: The revolving credit notes, substantially in the form of Exhibit A attached to this Agreement, which notes replace the revolving credit notes issued and outstanding under the Existing Credit Facility, and such additional similar notes as may be issued to certain additional Revolving Lenders, and all extensions, renewals, and substitutions of or for the foregoing.

Operative
Documents:        This Agreement, the Notes, the Pledge Agreements, the Security
                  Agreements, the Guarantor Documents, the financing statements regarding the Collateral and the documents and certificates delivered pursuant to Section 5.1.


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Other Credit
Facility:         Obligations of the Borrower or any of its Subsidiaries under any credit, margin stock, or put and/or call agreement secured by or covering any portion of the NITE Stock.

Permitted
Investments:      Any one or more of the following:

                                    (a)      certificates of deposit fully
                           covered by Federal Deposit Insurance and maintained at a bank having capital and surplus of not less than $50,000,000;

                                    (b)      short-term obligations of, or
                           obligations fully guaranteed by, the United States of America or any agencies thereof;

                                    (c)      commercial paper rated at least A-1
                           by Standard and Poor's Corporation or P-1 by Moody's Investors Service, Inc.;

                                    (d)      demand deposit accounts maintained
                           in the ordinary course of the business at a bank having capital and surplus of not less than $50,000,000; and

                                    (e)      Money Market Funds.

Permitted
Liens: (i) Liens existing on the date of this Agreement as shown on Exhibit E; (ii) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iv) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower or any of its Subsidiaries incurred in the ordinary course of business; (vii) Liens securing


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                  reimbursement obligations with respect to documentary letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
                  (ix) judgment and attachment Liens not giving rise to a Potential Event of Default or an Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (xi) customary Liens securing indebtedness under interest rate protection agreements and foreign currency hedging arrangements; (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower; (xiii) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease entered into by the borrower in the ordinary course of business provided that the incurrence of any related indebtedness is permitted by this Agreement; (xiv) Liens of banks in funds on deposit with such banks; (xv) mortgage or deed of trust securing real estate loan for premises located in Kansas City, Missouri, in the approximate amount of $6,700,000; and (xvi) extensions, renewals or regranting of any Liens referred to in clauses (i) through (xv) above.

Pledge
Agreements:       Collectively, the following Stock Pledge Agreements: (i) the
                  Second Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Ameritrade Online and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; (ii) the Amended and Restated Stock Pledge
                  Agreement, dated as of the date hereof, between the Borrower and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; and (iii) the Amended and Restated
                  Stock Pledge Agreement, dated as of the date hereof, between Datek and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time.

Potential
Event of
Default: Any event which with the passage of time or the giving of notice or both would, if it continues uncured, constitute an Event of Default.

Principal
Loan
Amount: The aggregate principal amount of all unpaid Advances made under the Notes outstanding at any time, plus the then current Letter of Credit Amount.

Quarterly
Compliance
Certificate:      The certificate delivered to the Revolving Lenders by the
                  Borrower pursuant to Section 4.1(e).


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Regulatory
Net Capital:      The amount of net capital required for any Subsidiary that is a broker-dealer under Section 15(c)(3) of the Securities
                  Exchange Act of 1934 and Regulations promulgated thereunder in effect as of December 31, 1999; provided, however, in no event less than five percent (5%) of aggregate debit items.

Requisite
Revolving
Lenders: Except where a higher percentage is required pursuant to the express terms of this Agreement, including without limitation
                  Section 7.1, Revolving Lenders owning fifty-one percent (51%) of the Principal Loan Amount outstanding or, if no Principal Loan Amount is outstanding, Revolving Lenders representing fifty-one percent (51%) of the Commitments in effect at such time.

Revolving
Credit Rate:      As defined in Section 2.3 hereof.

Revolving
Lenders: FNB-O, LaSalle Bank National Association, M&I Marshall & Ilsley Bank and such additional Revolving Lenders as may be added as Revolving Lenders under Section 2.1 hereto from time to time in accordance with this Agreement, as such Revolving Lenders may be modified by assignments permitted under Section
                  7.4 from time to time.

Security
Agreements:       Collectively, the following Security Agreements: (i) the
                  Second Amended and Restated Security Agreement, dated as of the date hereof, between Ameritrade Online and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; (ii) the Amended and Restated Security Agreement, dated as of the date hereof, between the Borrower and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; and (iii) the Amended and Restated Security
                  Agreement, dated as of the date hereof, between Datek and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time.

Subordinated
Debt: The Convertible Subordinated Notes due August 1, 2004, originally issued by Ameritrade Online in the amount of $200,000,000, but as of the date hereof, outstanding in the amount of $46,295,000, which notes are unsecured obligations of Ameritrade Online, subordinated in right of payment to all existing and future senior indebtedness of Ameritrade Online.

Subsidiary:       Any corporation business association, partnership, joint
                  venture, limited liability company or other business entity in which the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries has more than 50% of the equity ownership thereof, or any other entity which, pursuant to GAAP, would be considered a subsidiary of the Borrower or any one or more of its Subsidiaries.


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Termination
Date: December 15, 2003, or such later date as is approved in writing by the Revolving Lenders.

Unrestricted
Liquidity:        The sum of (i) all Non-Broker-Dealer Cash, plus (ii)
                  seventy-five percent (75%) of the NITE Stock Market Value, plus (iii) fifty percent (50%) of the Excess Net Capital.

All accounting terms not otherwise defined herein shall have the meaning ordinarily applied under GAAP from time to time in effect.

                             II. REVOLVING FACILITY

         2.1 Revolving Credit. Until December 15, 2003, the Revolving Lenders severally agree to advance funds for general corporate purposes not to exceed the amount shown on Appendix I attached hereto, as amended from time to time (the "Base Revolving Credit Facility"), to the Borrower on a revolving credit basis.

         Such Advances shall be made on a pro rata basis by the Revolving Lenders, based on the maximum Advance limits and applicable percentages for each Revolving Lender as shown on Appendix I attached hereto, as amended from time to time; provided, however, that each Revolving Lender's Commitment is several and not joint or joint and several.

         The Borrower shall not be entitled to any Advance hereunder if, after the making of such Advance, the Principal Loan Amount would exceed the then current Base Revolving Credit Facility after giving effect to the requested Advance. Nor shall the Borrower be entitled to any further Advances hereunder after the occurrence and during the continuation of any Event of Default or Potential Event of Default, or if the Borrower's representations and warranties hereunder are not true and correct in all material respects as of the time of the requested Advance. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower's request. Requests shall be made by 11:00 a.m. Omaha time on the Business Day prior to the requested date of the Advance. Requests shall be made by presentation to FNB-O of a drawing certificate in the form of Exhibit B. The Borrower's obligation to make payments of principal and interest on the foregoing revolving credit indebtedness shall be further evidenced by the Notes. FNB-O shall promptly transmit a copy of each such Advance request to the other Revolving Lenders. Each Revolving Lender shall remit to FNB-O its Commitment times the amount of the Advance request, subject to the conditions specified hereunder. Such remittance shall be transferred to FNB-O on the same Business Day as to requests received by such Revolving Lender before 12:00 noon of a Business Day, and as to requests received thereafter, on the next Business Day.

         2.2      Revolving Credit Fees.

                  (a) The Borrower shall pay to the Revolving Lenders a commitment fee equal to 3/8 of 1% (.00375) of the average unused facility, payable quarterly in arrears. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on


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         the tenth (10th) day of the month following the end of each calendar quarter; provided, however, that the commitment fee for the calendar quarter ending December 31st, 2002 shall accrue from December 16th, 2002. Such fee shall be paid to the Agent and based on the average unused portion of each Revolving Lender's Commitment during the applicable quarter. FNB-O shall distribute to each Revolving Lender its pro rata share of such fees based on the maximum Advance limits set forth above.

                  (b) The Borrower shall also pay a closing fee to each Revolving Lender as set forth in Appendix I attached hereto, such fees to be payable at closing.

                  (c) All fees hereunder shall accrue based on a year of 360 days, and for actual days elapsed.

         2.3 Interest on Revolving Credit. Interest shall accrue on the Principal Loan Amount outstanding from time to time at a variable rate per annum (the "Revolving Credit Rate") equal to the lesser of (a) the National Prime Rate minus the Applicable Margin, or (b) the LIBOR Rate plus the Applicable Margin. Such rate shall fluctuate monthly based on changes in such rates on the first day of each month. All interest under the Notes shall accrue based on a year of 360 days, and for actual days elapsed. Interest shall be due no later than the tenth day of each month. Notwithstanding anything to the contrary elsewhere herein, after an Event of Default has occurred and is continuing, interest shall accrue on the entire outstanding balance of principal and interest on all indebtedness hereunder at a fluctuating rate per annum equal to the Default Rate.

         2.4 Payments. On or prior to the end of each calendar quarter the Borrower shall repay the amount, if any, outstanding on the Notes which in the aggregate exceeds the amount of the Base Revolving Credit Facility to be in place on the next succeeding Business Day following such calendar quarter. The balance of the loan on December 15, 2003, if any, shall be due on the Termination Date. All obligations of the Borrower under the Notes and under the other Operative Documents shall be payable in immediately available funds in lawful money of the United States of America at the principal office of FNB-O in Omaha, Nebraska or at such other address as may be designated by FNB-O in writing. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day.

         2.5 Prepayments. The Borrower may at any time prepay the Principal Loan Amount, in whole or in part, outstanding under the Notes if the Borrower has given the Agent at least one (1) Business Day's prior written notice of its intention to make such prepayment. Any such prepayment may be made without penalty. All such prepayments (other than the prepayments under Section 8.1) shall be made pro rata among the Revolving Lenders based on their respective pro rata share of the amounts outstanding on the Notes. No such prepayment shall reduce the Base Revolving Credit Facility.

         2.6 Security. All obligations of the Borrower hereunder and under the Operative Documents, including, without limitation, the Borrower's obligations to make payments of principal and interest on the Notes and to pay all amounts due in connection with the Letters of Credit shall be secured by a first security interest in the Collateral, as more specifically described in the Security Agreements and the Pledge Agreements, subject to liens permitted thereunder.

All references in the Security Agreements and the Pledge Agreements to the "Revolving Credit Agreement" shall mean this Agreement as amended from time to time.

         2.7 Letter of Credit Facility. Subject to and upon the terms and conditions herein set forth, the Borrower may request and FNB-O on behalf of the Revolving Lenders shall issue from time to time for the account of the Borrower or one or more of its Subsidiaries letters of credit (the "Letters of Credit"); provided, however, FNB-O shall have no obligation to issue any such Letter of Credit unless at such time the Borrower meets all the conditions for an Advance under the Base Revolving Credit Facility and, after such issuance, the aggregate Letter of Credit Amount outstanding will not exceed $5,000,000 and the Principal Loan Amount will not exceed the then available Base Revolving Credit Facility, all as more specifically set forth in this Agreement. The Revolving Lenders shall be obligated to fund pro rata according to their respective pro rata percentages shown in Section 2.1 of this Agreement any draws on such Letters of Credit and shall be entitled to share pro rata in the Letter of Credit Fees and reimbursement amounts received in connection with such Letters of Credit. The Letter of Credit Amount outstanding at any time shall operate to reduce amounts available to be drawn under the Base Revolving Credit Facility by such sum, and shall be deemed to be outstanding for purposes of calculating the commitment fee under Section 2.2 (a) of this Agreement. No Letter of Credit shall have a maturity date occurring later than the Termination Date of this Agreement; provided, however, FNB-O, upon five days prior written notice to the other Revolving Lenders, may issue one or more Letters of Credit in an aggregate amount not to exceed $1,000,000.00 in Letters of Credit under this Agreement with a maturity occurring after the Termination Date of this Agreement (a "Non-Conforming Letter of Credit"), but no other Revolving Lender shall be obligated to fund any draws on such Non-Conforming Letters of Credit and shall not be entitled to share pro rata in the Letter of Credit Fees and reimbursement amounts received in connection therewith unless such Revolving Lender elects in writing to participate in such Non-Conforming Letters of Credit after receipt of notice from FNB-O. Except as provided in the preceding sentence, any such Non-Conforming Letters of Credit shall in all other respects be deemed a "Letter of Credit" under this Agreement. Any reference in this Agreement (including without limitation Articles VII and VIII) to a "loan" or "loans" made under this Agreement shall include the Letters of Credit, and, for purposes of Article VII, amounts outstanding under the Notes shall be deemed to include amounts available to be drawn and unreimbursed drawings under issued and outstanding Letters of Credit.

         2.8 Letter of Credit Documents. Prior to the issuance by FNB-O of any Letters of Credit, the Borrower and, if requested by FNB-O, the applicable Subsidiary, shall execute and deliver to FNB-O an application and continuing letter of credit agreement, such agreements to be in the form provided by FNB-O, as may be amended from time to time for general use in connection with letters of credit issued by FNB-O.

         2.9 Letter of Credit Fees. In addition to all costs incurred by FNB-O in the issuance and enforcement of the Letters of Credit which are to be reimbursed by the Borrower in accordance with the application and continuing letter of credit agreement executed in connection with each Letter of Credit, the Borrower shall pay to the Agent a letter of credit fee (the "Letter of Credit Fee") equal to two and one-half percent (2.5%) per annum of the amounts available to be drawn under outstanding Letters of Credit, such fee to be based on the average Letter of Credit Amount outstanding during such quarter; provided, however, that at any time that an

Event of Default has occurred and is continuing under the Agreement, such fee shall be equal to five percent (5%) per annum. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on the tenth
(10th) day of the month following the end of each calendar quarter; provided, however, that the Letter of Credit Fee for the calendar quarter ending December 31st, 2002 shall accrue from December 16th, 2002. Interest shall accrue on amounts drawn under any Letter of Credit, until such amount is reimbursed, at the then current rate for amounts outstanding under the Revolving Note and, for any period that such draw remains unreimbursed more than two Business Days after such draw, at the Default Rate. Agent at its sole option shall have the right to make an advance under the Base Revolving Credit Facility to repay any unreimbursed draws under a Letter of Credit. In addition, the Borrower shall pay such other administrative fees, including a fee for opening the Letter of Credit, as are agreed in writing between FNB-O and the Borrower. Amounts received by FNB-O for opening a Non-Conforming Letter of Credit or as administrative fees with respect to any Letter of Credit remain the property of FNB-O and shall not be shared pro rata with the Revolving Lenders. Letter of Credit Fees shall accrue based on a year of 360 days, and for actual days elapsed.

         2.10 Voluntary Reduction or Termination of Base Revolving Credit Facility. The Borrower may from time to time on at least two (2) Business Days' prior written notice to the Agent (which shall promptly advise each Revolving Lender thereof) permanently reduce the amount of the Base Revolving Credit Facility to an amount not less than the then-outstanding Principal Loan Amount; provided, however, that any such reduction shall be in an aggregate minimum amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount. Concurrently with any reduction of the amount of the Base Revolving Credit Facility to zero, as provided in the first sentence of this Section 2.10, the Borrower shall pay all interest on the Advances and all fees. All reductions of the Base Revolving Credit Facility shall reduce the Commitments pro rata among the Revolving Lenders.

         2.11 Payment Receipt. Payments received before 12:00 noon on any Business Day will be credited the same Business Day. Payments received after 12:00 noon on any Business Day will be credited the next Business Day.

                       III. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that as of the date hereof and as of the date of each and every request for an Advance hereunder, the following are and shall be true and correct:

         3.1 Corporate Existence. Each of the Borrower and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation and duly qualified and in good standing in all states where it is doing business except where the failure to be so qualified would not have a material adverse effect on it and its Subsidiaries taken as a whole, and it has full corporate power and authority to own and operate its properties and to carry on its business.

         3.2 Corporate Authority. Each of the Borrower and the Guarantors has full corporate power, authority and legal right to execute, deliver and perform the Operative Documents to which it is a party, and all other instruments and agreements contemplated hereby and thereby, and to perform its obligations hereunder and thereunder; and such actions have been duly authorized by all necessary corporate action, and are not in conflict with any applicable law or regulation, or any order, judgment or decree of any court or other governmental agency or instrumentality or its articles of incorporation or bylaws, or with any provisions of any indenture, contract or agreement to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their property may be bound.

         3.3 Validity of Agreements. The Operative Documents of the Borrower and each of the Guarantors have been duly authorized, executed and delivered and constitute their legal, valid and binding agreements, enforceable against the Borrower and the Guarantors in accordance with their respective terms (except to the extent that enforcement thereof may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or hereafter in effect, or by principles of equity).

         3.4 Litigation. Neither the Borrower nor any Subsidiary is a party to any pending lawsuit or proceeding before or by any court or governmental body or agency, which is likely to have a material adverse effect on (a) the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; nor is the Borrower aware of any threatened lawsuit or proceeding, to which it or any Subsidiary may become a party or of any investigation of any Court or governmental body or agency into its affairs, which if instituted would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

         3.5 Governmental Approvals. The execution, delivery and performance by the Borrower and the Guarantors of the Operative Documents do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any federal, state or other governmental authority or agency other than as contemplated herein and therein.

         3.6 Defaults Under Other Documents. Neither the Borrower nor any Subsidiary is in default or in violation (nor has any event occurred which, with notice or lapse of time or both, would constitute a default or violation) under any document or any agreement or instrument to which it may be a party or under which it or any of its properties may be bound, the result of which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

         3.7 Judgments. There are no outstanding or unpaid judgments (which are not adequately bonded) of the Borrower or any Subsidiary which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

         3.8 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any laws, regulations or judicial or governmental decrees in any respect which would have any material adverse effect upon the validity or enforceability of any of the terms of the Borrower or any Guarantor's Operative Documents or which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

         3.9 Taxes. All tax returns of the Borrower and its Subsidiaries for material taxes required to be filed have been filed or extensions permitted by law have been obtained; all taxes of the Borrower and its Subsidiaries of a material nature and which are due and payable as reflected on such returns have been paid, other than taxes which are due but for which only a nominal late payment penalty is payable and for which the taxing authority is not yet entitled to enforce its remedies for payment thereof and other than taxes being contested in good faith and with respect to which adequate reserves have been established; and no material amounts of taxes of the Borrower and its Subsidiaries not reflected on such returns are payable.

         3.10 Collateral. The Borrower and each Guarantor have good title to the Collateral and the Collateral is free from all liens, encumbrances or security interests, except for Permitted Liens and except as disclosed on Exhibit E attached hereto. The Borrower is a Delaware corporation with its principal place of business, chief executive office, and the principal place where it keeps its records concerning the Collateral at 4211 South 102nd Street, Omaha, Nebraska 68127.

         3.11 Pension Benefits. Neither the Borrower nor any Subsidiary maintains an employee benefits pension plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), or each such entity is in compliance with the minimum funding requirements with respect to any such Plan maintained by it to the extent applicable, and it has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than liability for premiums) or otherwise under ERISA in connection with any such Plan.

         3.12 Margin Regulations. No part of the proceeds of any Advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         3.13 Financial Condition. The financial condition of the Borrower and its Subsidiaries is fairly presented in the most recent financial statement which has been provided to the Agent and such financial statement does not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statement therein not misleading in light of the circumstances under which it was made. No material adverse change has occurred since the date of such financial statement.

                                  IV. COVENANTS

         The Borrower hereby covenants that:

         4.1      Financial Reports.

         (a) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish the Agent a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries, and a statement of cash flows of the Borrower and its consolidated Subsidiaries, all such financial statements to be prepared in accordance with GAAP consistently applied and certified as completed and correct, subject to normal changes resulting from year-end audit adjustments, by the chief financial officer of the Borrower.

         (b) Within ninety (90) days after the close of the Borrower's fiscal year, the Borrower, at its sole expense, shall furnish the Agent: (i) a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries and a statement of cash flows of the Borrower and its consolidated Subsidiaries, certified by Deloitte & Touche LLP, or other comparable nationally recognized independent certified public accountants, that such financial reports fairly present the financial condition of the Borrower and its consolidated Subsidiaries and have been prepared in accordance with GAAP consistently applied; and (ii) a certificate from such accountants certifying that in making the requisite audit for certification of the Borrower's financial statements, the auditors either (1) have obtained no knowledge, and are not otherwise aware of, any condition or event which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under this Agreement; or (2) have discovered such condition or event, as specifically set forth in such certificate, which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under such sections. The auditors shall not be liable to the Revolving Lenders by reason of the auditors' failure to obtain knowledge of such event or condition in the ordinary course of their audit unless such failure is the result of negligence or willful misconduct in the performance of the audit.

         (c) Within thirty (30) days after submission to the Securities and Exchange Commission, the Borrower shall provide to the Agent copies of its Forms 10K and 10Q, as submitted to the Securities and Exchange Commission during the term of this Agreement, plus consolidating statements of the Borrower and its consolidated Subsidiaries, including a balance sheet, a statement of earnings and a statement of cash flows.

         (d) Within thirty (30) days after the end of each month, the Borrower shall cause Ameritrade Online and iClearing to provide to the Agent the FOCUS report of Ameritrade, Inc. and iClearing for such month.

         (e) Within thirty (30) days after the end of each quarter, the Borrower, at its expense, shall furnish the Agent a certificate of the chief financial officer of the Borrower in the form of Exhibit C attached hereto, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review, that:

                  (i) The Borrower and each Subsidiary, either (y) is in compliance with the requirements set forth in this Agreement or (z) is NOT in compliance with the foregoing for reasons specifically set forth therein; and

                  (ii) The chief financial officer of the Borrower has reviewed or caused to be reviewed all of the terms of the Operative Documents of the Borrower and each Guarantor and that such review either (y) has NOT disclosed the existence of any condition or event which constitutes an Event of Default or a Potential Event of Default under the Operative Documents or (z) has disclosed the existence of a condition or event which constitutes an Event of Default or a Potential Event of Default, under the aforesaid instrument or instruments and the specific condition or event is specifically set forth.

         (f) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish the Agent a certificate of the chief financial officer of the Borrower in the form of Exhibit D attached hereto, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review, that the Borrower and each Subsidiary is in compliance with the liquidity requirements set forth in Section 4.7 of this Agreement, such certificate to be effective until the due date of the next certificate pursuant to this subsection.

         (g) The Borrower shall provide the Agent with such other financial reports and statements as the Revolving Lenders may reasonably request.

         4.2      Corporate Structure and Assets.

         (a) The Borrower shall not, and shall not permit any Guarantor to, merge or consolidate with any other corporation or entity without the prior written consent of the Requisite Revolving Lenders, except as provided in clause
(b) below.

         (b) The foregoing restriction on mergers and consolidations shall not apply if: (i) in the case of a merger, the Borrower or a Guarantor (provided that, in the event of a merger involving the Borrower, the Borrower shall be the surviving entity) is the surviving entity and expressly reaffirms its obligations hereunder; (ii) in the case of a consolidation, the resulting corporation expressly assumes the obligations of the Borrower or the Guarantor hereunder; (iii) the surviving or resulting corporation is organized under the laws of the United States or a jurisdiction thereof; (iv) after giving effect to such merger or consolidation, the surviving or resulting corporation will be engaged in substantially the same lines of business as are now engaged in by the Borrower and its Subsidiaries and businesses reasonably related thereto; and (v) immediately after giving effect to such merger or consolidation, no Event of Default will exist hereunder.

         (c) The Borrower shall not, and shall not permit any Guarantor to, sell any assets, other than in the ordinary course of business, in an aggregate amount greater than one million dollars ($1,000,000), except (i) items that are obsolete or no longer necessary for operation of the business, (ii) Ameritrade Online's interest in Comprehensive Software Systems, Ltd., (iii) Ameritrade Online's interest in the NITE Stock, (iv) the interest of the Borrower and/or its Subsidiaries in TradeCast, Inc., (v) the interest of the Borrower and/or its Subsidiaries in the premises located in Kansas City, Missouri, (vi) sales of assets to the Borrower or a Guarantor, (vii) the interest of the Borrower and/or its

Subsidiaries in Watcher Technologies LLC and (viii) the transaction with General Electric Capital Corp. related to Datek's building located in Jersey City, New Jersey. The Revolving Lenders shall be entitled to receive as a prepayment on the Notes the net cash proceeds of any sale of assets of the Borrower or any Guarantor which are prohibited by the preceding sentence. Notwithstanding the foregoing prepayment requirements, any such prohibited sale shall remain a violation of this Agreement. For purposes of this Section 4.2(c), "net cash proceeds" shall mean the amount in cash or cash equivalents received from the sale after taxes and after payment of all costs and expenses incurred in connection with the sale, including brokerage or similar fees.

                  (d) In addition, the Borrower and the Guarantors shall not engage in any business materially different from that in which they are presently engaged and businesses reasonably related thereto without the prior written consent of the Requisite Revolving Lenders, which consent shall not be unreasonably withheld.

                  (e) The Borrower shall at all times maintain a one hundred percent (100%) ownership interest in Ameritrade Online and Datek.

         4.3 Net Worth. The Borrower shall maintain a minimum Net Worth at closing and during the term of this Agreement of at least $1,000,000,000.00.

         4.4 Indebtedness. The Borrower shall not, and shall not permit any Guarantor to, have any Indebtedness other than as incurred under this Agreement, and shall not at any time permit the sum of the total consolidated Indebtedness of the Borrower and the Guarantors in the aggregate to exceed the lesser of (i) twenty-five percent (25%) of its Net Worth or (ii) three (3) times its EBITDA, in each case tested at the end of each calendar quarter.

         4.5 Use of Proceeds. No part of the proceeds of the Advances shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         4.6 Notice of Occurrences. The Borrower shall give to the Agent written notification (promptly after the Borrower becomes aware thereof) of the existence or occurrence of:

                  (a) the occurrence of an Event of Default or Potential Event of Default hereunder;

                  (b) any proceedings instituted by or against the Borrower or any Subsidiary in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened against the Borrower or any Subsidiary by any governmental agency, or any change in law or regulation applicable to the Borrower or one or more of its Subsidiaries, which event alone or in the aggregate is, in the Borrower's reasonable judgment, likely to have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

                  (c) any default or event of default involving the payment of money under any agreement or instrument which is material to the Borrower or any Subsidiary to which such entity is a party or by which it or any of its property may be bound, and which default or event of default would have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

                  (d) the commencement of any proceeding under the Federal Bankruptcy Code or similar law affecting creditor's rights by or against the Borrower or any Subsidiary; and

                  (e) pending or threatened litigation exists against the Borrower or any Subsidiary with a prayer for damages in excess of $1,000,000 or for any other relief which is likely to have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents.

         4.7      Distributions.

                  (a) The Borrower shall not declare any dividends or make any cash distribution in respect of any shares of its capital stock or warrants of its capital stock, without the prior written consent of the Requisite Revolving Lenders; provided, however, that the Borrower may declare stock dividends.

                  (b) In any Fiscal Month, the Borrower shall not redeem stock or Subordinated Debt with an aggregate redemption value greater than Unrestricted Liquidity as reported as of the last day of the preceding Fiscal Month, minus the sum of (i) the amount of cash paid as purchase price in any acquisitions pursuant to Section 4.17, plus (ii) the amount of all Cash Capital Expenditures, in each case during the Fiscal Month in which such stock redemptions are effected.

                  (c) Neither the Borrower nor any Subsidiary will enter into any agreements limiting a Subsidiary's ability to make dividends to the Borrower which are more restrictive than the net capital rule promulgated under Section 15(c) of the Securities Exchange Act of 1934 in effect on October 28, 1997; provided, however, that the granting of a security interest pursuant to a Broker-Loan Pledge and Security Agreement in the ordinary conduct of business of any broker-dealer Subsidiary shall not in and of itself be deemed a violation of this Subsection 4.7(c).

         4.8 Compliance with Law and Regulations. The Borrower and each Subsidiary shall comply in all material respects with all applicable federal and state laws and regulations except when the failure to so comply would not have a material adverse effect on the Borrower's business.

         4.9 Maintenance of Property; Accounting; Corporate Form; Taxes; Insurance.

                  (a) The Borrower and each Subsidiary shall maintain its property in good condition in all material respects, ordinary wear and tear excepted.

                  (b) The Borrower and each Subsidiary shall keep true books of record and accounts in which full and correct entries shall be made of all its business transactions, all in accordance with GAAP consistently applied.

                  (c) The Borrower and each Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company form of existence as is necessary for the continuation of its business in substantially the same form, except where such failure to do so with respect to any Subsidiary would not have a material adverse effect on the ability of the Borrower or of any Guarantor to perform its obligations under the Operative Documents.

                  (d) The Borrower and each Subsidiary shall pay all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that the Borrower or any Subsidiary shall not be required to pay any of the foregoing taxes which are being diligently contested in good faith by appropriate legal proceedings and with respect to which adequate reserves have been established.

         4.10 Inspection of Properties and Books. Each of the Borrower and each Guarantor shall recognize and honor the right of the Revolving Lenders, upon reasonable advance notice to an officer of such entity, to visit and inspect, during normal business hours, any of the properties of, to examine the books, accounts, and other records of, and to take extracts therefrom and to discuss the affairs, finances, loans and accounts of, and to be advised as to the same by the officers of, such entity at all such times, in such detail and through such agents and representatives as the Revolving Lenders may reasonably desire.

         4.11 Guaranties. Neither the Borrower nor any Subsidiary shall guaranty or become responsible for the Indebtedness of any other person or entity in excess of an aggregate amount outstanding at any time of $1,000,000; provided, however, that, pursuant to the Guarantor Documents, Ameritrade Online and Datek shall act as guarantors of the obligations of the Borrower under the Operative Documents.

         4.12 Collateral. The Borrower shall not, and shall not permit any Guarantor to, incur or permit to exist any mortgage, pledge, lien, security interest or other encumbrance on the Collateral, other than Permitted Liens and except as otherwise permitted in the Security Agreements or the Pledge Agreements.

         4.13 Name; Location. The Borrower shall, and shall cause any Guarantor to, give the Agent thirty (30) days notice prior to changing its name, identity or corporate structure, state of incorporation, or its principal place of business, chief executive office or the place where it keeps its records concerning the Collateral.

         4.14 Notice of Change in Ownership or Management. During the term of this Agreement, the Borrower shall give the Revolving Lenders notice of the occurrence of any change, directly or indirectly, in the existing controlling interest in the Borrower or in any Guarantor, which notice shall be given as soon as the Borrower obtains notice or knowledge of such change.

         4.15 Subordinated Debt. After the date of this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, incur any subordinated debt or issue any preferred stock or warrants for preferred stock except upon the prior written consent of the Requisite Revolving Lenders. The Borrower shall not, and shall not permit any Subsidiary to, amend its articles of incorporation or any other documents or agreements relating to the issuance of subordinated debt, preferred stock or warrants for preferred stock without the prior written consent of the Requisite Revolving Lenders.

         4.16 Capital Expenditures. The Borrower and the Subsidiaries shall not incur capital expenditures commencing with the fiscal year beginning September 28, 2002, determined in accordance with generally accepted accounting principles, of more than $50,000,000.00 in the aggregate.

         4.17 Acquisitions. The Borrower shall not, and shall not permit any Subsidiaries to, acquire any stock or any equity interest in, or warrants therefor or securities convertible into the same, or a substantial portion of the assets of, or debentures of, or other investments in another entity without the prior written consent of the Requisite Revolving Lenders; provided, however, that without the consent of the Requisite Revolving Lenders (i) the Borrower and its Subsidiaries shall be permitted to make in any fiscal year of the Borrower the following: (y) acquisitions and investments other than as permitted in
Section 4.7(b) for which the Borrower or a Subsidiary pays cash in an amount not to exceed $20,000,000.00 in the aggregate and (z) acquisitions the consideration for which is payable by the issuance by the Borrower of capital stock having a value (determined, with respect to the consideration for any such acquisition, at the time such acquisition is consummated) not to exceed $200,000,000.00 in the aggregate; (ii) the Borrower and each Subsidiary shall be permitted to make investments in short term marketable securities in the normal course of its cash management activities; (iii) each Subsidiary that is a broker-dealer shall be permitted to hold short term equity positions in the normal course of its securities clearing business; and (iv) the Borrower and its Subsidiaries may make Permitted Investments. Notwithstanding the foregoing, the Borrower shall not be permitted to act as a market maker or to conduct trading activities; and no Subsidiary shall be permitted to conduct trading activities for its own account or to act as a market maker.

         4.18 Subsidiaries. The Borrower shall give prompt written notice to the Revolving Lenders of the Borrower's intent to acquire, or the Borrower's acquisition of, any Material Subsidiary. Upon the creation or acquisition of such Material Subsidiary, the Borrower shall cause a first security interest in the Borrower's equity interest in such Material Subsidiary to be perfected in favor of FNB-O, as agent for the Revolving Lenders; provided, however, that the Borrower shall not pledge to Agent any investment property or equity securities issued by any Material Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Material Subsidiary. The Borrower shall cause a Guarantor to give prompt written notice to the Revolving Lenders of that Guarantor's intent to acquire, or the Guarantor's acquisition of, any Material Subsidiary. Upon the creation or acquisition of such Material Subsidiary, each Guarantor shall cause a first security interest in such Guarantor's equity interest in such Material Subsidiary to be perfected in favor of FNB-O, as agent for the Revolving Lenders; provided, however, that the Guarantors shall not pledge to Agent any investment property or equity securities issued by any Material Subsidiary of any Guarantor that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Material Subsidiary.

         4.19 Minimum Regulatory Net Capital. Ameritrade, Inc. and iClearing will have Regulatory Net Capital at all times in compliance with law but in no event less than 5% of aggregate debit items.

         4.20 Minimum Core Retail Accounts. The Borrower shall cause its Subsidiaries to have at least 2,500,000 Core Retail Accounts as of the date hereof and during the term of this Agreement.

         4.21 Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay all Federal and other material taxes imposed upon them before any penalties or interest accrue thereon; provided, however, that no such taxes need be paid for so long as they are being diligently contested in good faith by appropriate proceeding and with respect to which adequate reserves in accordance with GAAP have been established.

         4.22 ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries, to:

                  (a)(i) engage in any transaction in connection with which the Borrower or any Subsidiary reasonably could be subject to either a criminal or civil penalty under section 501 or 502(i) of ERISA or a tax imposed by section 4975 of the Internal Revenue Code of 1986, as amended from time to time, (ii) fail to make full payment when due of all amounts which would be deductible by the Borrower or a Subsidiary and which, under the provisions of any Plan, applicable law or applicable collective bargaining agreement, the Borrower or any Subsidiary is required to pay as contributions thereto, or (iii) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan, if, in the case of any of subdivision (i),
         (ii) or (iii) above, such penalty or tax, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under the Operative Documents; or

                  (b) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA which is due and unpaid with respect to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) incurred by the Borrower or one or more of its Subsidiaries to exceed $1,000,000.

         4.23 Expenses. The Borrower shall, immediately upon demand by the Agent, reimburse the Agent for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to the Agent, incurred by the Agent in connection with the negotiation and documentation of this Agreement, such payment to be payable at closing, and in connection with the transaction contemplated by the Operative Documents after the closing, including without limitation, any waiver, amendment or enforcement thereof, such payment to be payable on demand by the Agent. After the occurrence of an Event of Default, the Borrower shall, immediately upon demand, reimburse each Revolving Lender for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to such Revolving Lender, incurred by such Revolving Lender in connection with enforcing such Revolving Lender's rights under the Operative Documents, including, without limitation, in the context in, of and related to any bankruptcy case and any proceedings in any such bankruptcy case.

                             V. CONDITIONS PRECEDENT

         5.1 Closing Conditions. Any and all obligations of the Revolving Lenders to make their initial Advances hereunder are subject to satisfaction of the following conditions precedent:

                  (a) FNB-O, as agent, shall have received an opinion of counsel to the Borrower and the Guarantors covering such matters as the Agent may request (including, without limitation, corporate existence and good standing, corporate authority, due authorization, execution and delivery of the Operative Documents, the legal, valid, binding and enforceable nature of the Operative Documents), such opinion to be satisfactory in form and substance to counsel to FNB-O;

                  (b) FNB-O, as agent, shall have received such certificates and documents as the Agent may reasonably request from the Borrower and the Guarantors, including articles of incorporation and bylaws, certificates regarding good standing, incumbency, copies of other corporate documents, and appropriate authorizing resolutions;

                  (c) the Operative Documents shall have been duly authorized and executed and shall be in full force and effect, and such UCC financing statements shall have been filed in such offices as may be appropriate to perfect the security interest of FNB-O, as agent for the Revolving Lenders, in the Collateral;

                  (d) the Borrower and the Guarantors shall have delivered to FNB-O as agent the certificates covered by the Pledge Agreements and the applicable stock powers endorsed in blank, or, at the option of FNB-O, evidence of the recording of the interest of FNB-O as agent in book entry form; and

                  (e) the Borrower shall have paid the reasonable and documented fees and expenses of counsel to the Agent in connection with the preparation, negotiation and execution of the Operative Documents.

                            VI. DEFAULTS AND REMEDIES

         6.1 Events of Default. Any of the following shall be deemed an event of default under this Agreement (an "Event of Default"):

                  (a) Any payment of principal required by any of the Operative Documents shall not be paid within three (3) Business Days after the date on which such payment was invoiced or due.

                  (b) Any payment of interest or other fees due hereunder or under any of the Operative Documents shall not be paid within three
         (3) Business Days after the date on which such payment was invoiced or due.

                  (c) Any representation or warranty of the Borrower or any Guarantor under any of the Operative Documents, or any financial reports or statements or certificates submitted pursuant to this Agreement, shall prove to have been false in any material respect when made.

                  (d) A failure of the Borrower or any Subsidiary to comply with any requirement or restriction applicable to such entity and contained in Sections 4.2, 4.3, 4.4, 4.5, 4.7, 4.11, 4.12, 4.15, 4.16,
         4.17, 4.19, 4.20, 4.21 (but solely if a lien has attached to assets of the Borrower or any Subsidiary as a result of such failure) or 4.22 of this Agreement.

                  (e) A failure of the Borrower, any Guarantor or any Subsidiary to comply with any requirement or restriction contained in any provision of the Operative Documents not otherwise specified in this Article VI, which failure remains unremedied for thirty (30) days following knowledge or receipt of notice as to such failure from any source.

                  (f) The occurrence of a default or a breach of any of the obligations of the Borrower or any Subsidiary (other than obligations of such Subsidiary to the Borrower) under any note, loan agreement, preferred stock, subordinated debt instrument or agreement (including the Subordinated Debt), Other Credit Facility, or any other agreement evidencing an obligation to repay borrowed money when the aggregate amount of indebtedness thereby affected, as to the Borrower and/or any Subsidiary, exceeds $1,000,000.

                  (g) The entry of a final judgment that exceeds $1,000,000 against the Borrower or any Subsidiary for the payment of money, which is not covered by insurance, and the expiration of thirty (30) days from the date of such entry during which the judgment is not discharged in full or stayed.

                  (h)      The occurrence of any one or more of the following:

                           (1) The Borrower or any Subsidiary shall file a voluntary petition in bankruptcy or an order for relief shall be entered in a bankruptcy case as to such entity or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of such entity or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts or shall generally not pay its debts as they become due; or

                           (2) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the Borrower or any Subsidiary seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or any trustee, receiver or liquidator of the Borrower or any Subsidiary or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of such entity and such appointments shall remain unvacated and unstayed for an aggregate of sixty
                  (60) days (whether or not consecutive); or

                           (3) A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in the Collateral, or any judgment involving monetary damages shall be entered against the Borrower or any Subsidiary which shall become a lien on the Collateral or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within thirty
                  (30) days after its entry or levy.

                  (i)      A Change of Control shall occur.

                  (j) Any adverse regulatory action has been taken against the Borrower or one or more of its Subsidiaries which will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

                  (k) Any litigation has been filed against the Borrower or one or more of its Subsidiaries which will materially adversely affect
         (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

         6.2 Remedies. If an Event of Default occurs and is continuing, upon the election of the Requisite Revolving Lenders, the entire unpaid principal amount under the Notes, together with interest accrued thereon, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, the Commitments of the Revolving Lenders hereunder shall terminate, and the Revolving Lenders may exercise their rights under the other Operative Documents or the Notes, including, without limitation, under the Security Agreements and the Pledge Agreements. Upon the occurrence of an Event of Default described in Section 6.1(h)(1) or (2) hereof, acceleration under this Section 6.2 shall occur automatically without the election, declaration, notice or other act on the part of any of the Revolving Lenders. In addition, the Revolving Lenders shall have such other remedies as are available at law and in equity. Remedies under this Agreement, the Operative Documents, and the Notes are cumulative. Any waiver must be in writing by the Revolving

Lenders and no waiver shall constitute a waiver as to any other occurrence which constitutes an Event of Default or as to any party not specifically included in such written waiver.

                         VII. INTER-CREDITOR AGREEMENTS

         7.1 FNB-O as Servicer. FNB-O will act as sole servicer of the loans evidenced by the Notes. For purposes of this Article VII, the term Event of Default means any Event of Default hereunder. FNB-O will enforce, administer and otherwise deal with the loans made by the Revolving Lenders in accordance with safe and prudent banking standards employed by FNB-O in the case of the loan made by FNB-O. Without limiting the generality of the foregoing, FNB-O will, on its own behalf and on behalf of the Revolving Lenders: (i) maintain originals of the Operative Documents (excluding the Notes); (ii) receive requests for Advances from the Borrower, promptly transmit the same to the Revolving Lenders and make such Advances on behalf of the Revolving Lenders (provided that FNB-O is assured of reimbursement therefor by the other Revolving Lenders for their pro rata shares); (iii) receive payments and prepayments from the Borrower and apply such payments as provided in Section 7.2; (iv) receive notices and financial statements from the Borrower and send copies thereof to the Revolving Lenders if FNB-O has reasonable cause to believe that such Revolving Lenders have not received such notice or financial statement from another source; and (v) advise the Revolving Lenders of the occurrence of any Event of Default of which FNB-O obtains actual knowledge. The Revolving Lenders agree not to attempt to take any action against the Borrower under the Operative Documents or the Notes, or with respect to the indebtedness evidenced thereby without FNB-O's consent unless the Requisite Revolving Lenders shall have requested FNB-O to take specific action against the Borrower and FNB-O shall have failed to do so within a reasonable period after receipt of such request. All actions, consents, waivers and approvals by the Revolving Lenders shall be deemed taken or given and amendments hereto deemed agreed to if the Requisite Revolving Lenders shall have indicated their consent thereto. Notwithstanding the foregoing, approval of a Revolving Lender shall be required for: (i) any reduction or compromise of the principal loan amount of any Note held by such Lender, the amount or rate of interest accrued or accruing thereon or the fees due hereunder; and (ii) extension of the date of any scheduled payment under such Note; and unanimous consent of all the Revolving Lenders shall be required for (iii) permitting the sale of or releasing the security interest of the Revolving Lenders in Collateral which comprises more than ten percent (10%) of net book value of fixed assets of the Borrower on a consolidated basis; and (iv) any amendment of Sections 7.1 or 7.2 hereof. A Revolving Lender's commitment hereunder may not be increased without the consent of such Revolving Lender, it being understood, however, that increases in the total revolving credit facility hereunder may be made with the consent of the Requisite Revolving Lenders, so long as such increase does not result in the increase of any non-consenting Revolving Lender's commitment hereunder.

         7.2 Application of Payments. Until the earlier of the occurrence of an Event of Default, payments or prepayments made by the Borrower may be applied to the indebtedness designated by the Borrower or otherwise applied as follows:

                  (a) first, to pay interest to date on the Notes and fees due to the Revolving Lenders;

                  (b) second, pro rata to the Revolving Lenders, such pro rata share to be determined as set forth below in subsection (bb) of this Section 7.2.

After the occurrence of an Event of Default, payments or prepayments on the Notes received by FNB-O or any of the Revolving Lenders and funds realized upon the disposition of any of the Collateral shall be applied as follows:

                  (aa) first, to reimburse FNB-O for any reasonable and documented costs, expenses, and disbursements (including reasonable and documented attorneys' fees) which may be incurred or made by FNB-O: (i) in connection with its servicing obligations; (ii) in the process of collecting such payments or funds; or (iii) as advances made by FNB-O to protect the Collateral (provided, however, that FNB-O shall have no obligation to make such protective advances); and

                  (bb) second, pari passu among the Revolving Lenders, based on their respective pro rata shares of the funds to be applied. Each Revolving Lender's pro rata share shall be equal to a fraction, (x) the numerator of which shall be the total principal loan amount then outstanding which is owing to each such Revolving Lender under its Notes, and (y) the denominator of which shall be the total Principal Loan Amount then outstanding which is owing to the Revolving Lenders under all Notes.

Except as specifically provided in this Section 7.2, FNB-O shall have no obligation to repay or prepay any amount due from the Borrower to any of the other Revolving Lenders nor shall FNB-O have any obligation to purchase all or a part of any Note hereunder or any Advance made by any Revolving Lenders, nor shall the Revolving Lenders have any recourse whatsoever against FNB-O with respect to any failure of the Borrower to repay the indebtedness referenced herein.

         7.3 Liability of FNB-O. FNB-O shall not be liable to the Revolving Lenders for any error of judgment or for any action taken or omitted to be taken by it hereunder, except for gross negligence or willful misconduct. Without limiting the generality of the foregoing, FNB-O, except as expressly set forth herein, (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty with respect to, and shall not be responsible for, the accuracy, completeness, execution, legality, validity, legal effect or enforceability of this Agreement, the Notes, or the other Operative Documents, or the value or sufficiency of any Collateral given by the Borrower or any Guarantor or the priority of the Revolving Lenders' security interest therein or the financial condition of the Borrower or any Guarantor; and (c) shall not be responsible for the performance or observance of any of the terms, covenants or conditions of the Operative Documents on the part of the Borrower or of any Guarantor and shall not have any duty to inspect the property (including, without limitation, the books and records) of the Borrower or of any Guarantor.

         7.4 Transfers. No Revolving Lender shall subdivide or transfer its respective Notes (except to a Federal Reserve Bank) without first giving ten
(10) days prior written notice to and obtaining the prior written consent (which consent shall not be unreasonably withheld) of FNB-

O and the Borrower. No Revolving Lender may grant a participation in any Advance hereunder without the prior written consent of FNB-O (which consent shall not be unreasonably withheld).

         7.5 Reliance. The Revolving Lenders acknowledge that they have been advised that none of the Notes nor any interest therein or related thereto has been (i) registered under the Securities Act of 1933, as amended, nor (ii) insured by the Federal Deposit Insurance Corporation. The Revolving Lenders acknowledge that they have received from the Borrower all financial information and other data relevant to their decision to extend credit to the Borrower and that they have independently approved the credit quality of the Borrower.

         7.6 Relationship of Lenders. The Revolving Lenders intend for the relationships created by this Agreement to be construed as concurrent direct loans from each Revolving Lender respectively to the Borrower. Nothing herein shall be construed as a loan from any Revolving Lender to FNB-O or as creating a partnership or joint venture relationship among them.

         7.7 New Revolving Lenders. In the event that new Revolving Lenders are added to this Agreement, such Revolving Lenders shall be required to agree to the inter-creditor provisions of this Article VII.

         7.8 Agenting Fee. The Borrower will pay to FNB-O a quarterly agenting fee equal to $2,500.00, payable quarterly on or before the last day of such quarter.

                      VIII. REIMBURSEMENTS; INDEMNIFICATION

         8.1 Capital Adequacy. If, after the date hereof, the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy (including, without limitation, any law, rule or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by a Revolving Lender (or its parent) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other governmental authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Revolving Lender's capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Revolving Lender could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Revolving Lender's policies with respect to capital adequacy) by an amount deemed by such Revolving Lender to be material, then such Revolving Lender shall provide to the Borrower notice of such matter, and from time to time thereafter within ten (10) Business Days after demand by such Revolving Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to such Revolving Lender such additional amount or amounts as will compensate such Revolving Lender for such reduction which is incurred by such Revolving Lender after the date of such Revolving Lender's notice to the Borrower under this Section 8.1. Notwithstanding the preceding sentence, upon Borrower's receipt of such notice from such Revolving Lender,

Borrower may provide to such Revolving Lender its notice of prepayment in accordance with Section 2.5 hereof. A certificate of such Revolving Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence thereof, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Revolving Lender may use any reasonable averaging and attribution methods. Upon receipt of a notice from a Revolving Lender under this section, the Borrower, upon ten (10) days prior written notice to the Agent, may replace such Revolving Lender with a new Revolving Lender that would not require a payment under this section, which replacement Revolving Lender shall purchase the rights and assume the obligations of the replaced Revolving Lender under this Agreement and the other Operative Documents for a price equal to the outstanding principal and accrued but unpaid interest on the
Note issued to such replaced Revolving Lender, plus the amount of other fees (including without limitation the commitment fee payable in accordance with Section 2.2 (a) of this Agreement), such fees to be pro rated through the purchase and assumption date; provided, however, that such replacement Revolving Lender must be reasonably acceptable to the Agent.

         Each Revolving Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Revolving Lender's reasonable judgment, otherwise disadvantageous to such Revolving Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to this Section 8.1 (and, if any Revolving Lender has given notice of any such event and thereafter such event ceases to exist, such Revolving Lender shall promptly so notify the Borrower and the Agent). Without limiting the foregoing, each Revolving Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in the preceding sentence and such designation will not, in such Revolving Lender's reasonable judgment, be otherwise disadvantageous to such Revolving Lender.

         8.2 General Indemnity. The Borrower shall indemnify each Revolving Lender and its directors, officers, employees and agents from and against any and all losses, claims, liabilities, damages, reasonable and documented attorneys' fees and disbursements, and other reasonable and documented costs and expenses which the indemnified party may at any time sustain or incur in connection with the Borrower's use of loan proceeds; provided that the indemnified party shall not have any right to be indemnified for its own gross negligence or willful misconduct. All indemnities and all provisions relative to reimbursement to the Revolving Lenders of amounts sufficient to compensate the Revolving Lenders for changes in capital adequacy requirements, including, but not limited to, Section 8.1 hereof, shall survive the termination of this Agreement and the payment of the Notes.

                                IX. MISCELLANEOUS

         9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as specified by Section 7.1, may not be effectively amended, changed, modified or altered, except in writing executed by the Borrower and the Requisite Revolving Lenders.

         9.2 Governing Law. The Operative Documents shall be governed by and construed pursuant to the laws of the State of Nebraska.

         9.3 Notices. Until changed by written notice from one party hereto to the other, all communications under the Operative Documents shall be in writing and shall be hand delivered or mailed by registered mail to the parties, and shall be deemed given when mailed, as follows:

                  If to the Borrower:

                           AMERITRADE HOLDING CORPORATION
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                  If to the Guarantors:

                           AMERITRADE ONLINE HOLDINGS CORP.
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                           DATEK ONLINE HOLDINGS CORP.
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                  If to the Agent:

                           FIRST NATIONAL BANK OF OMAHA
                           1620 Dodge Street
                           Omaha, Nebraska  68197-1050
                           Attention:  Mr. James P. Bonham

                  If to the Revolving Lenders, at their respective addresses listed herein.

         9.4 Headings. The captions and headings herein are for convenience only and in no way define or limit the scope or intent of any provisions or sections of this Agreement.

         9.5 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

         9.6 Survival; Successors and Assigns. The covenants, agreements, representations and warranties made herein, and in the certificates delivered pursuant hereto, shall survive the execution and delivery to the Revolving Lenders of this Agreement and shall continue in full force and effect so long as any Note or any obligation to the Revolving Lenders under any of the

Operative Documents (other than contingent obligations that, by their terms, survive the termination hereof) is outstanding and unpaid or any Commitment remains in effect. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Revolving Lenders.

         9.7 Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.8 Assignment. The Borrower may not assign its rights or obligations hereunder and any assignment in contravention of the terms hereof shall be void.

         9.9 Consent to Form of Pledge Agreements and Security Agreements. The parties hereto expressly approve the form of the Pledge Agreements and the Security Agreements.

         IN WITNESS WHEREOF, the Borrower and the Revolving Lenders have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                                          AMERITRADE HOLDING CORPORATION



                                          By:  /s/ John R. MacDonald
                                              --------------------------
                                          Title:  EVP, CFO and Treasurer



                                          FIRST NATIONAL BANK OF OMAHA



                                          By:  /s/ James P. Bonham
                                              --------------------------
                                          Title:  Vice President

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:



                                            /s/ JRM
                                            ------------------
                                            Borrower

                                           LASALLE BANK NATIONAL ASSOCIATION



                                           By:  /s/ Darren Lemkau
                                               -----------------------
                                           Title: FVP

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:



                                            /s/ JRM
                                            ------------------
                                            Borrower

                                                     M&I MARSHALL & ILSLEY BANK



                                                     By:  /s/ P.D. Koepke
                                                        -----------------------
                                                     Title:  SVP

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:



                                            /s/ JRM
                                            ------------------
                                            Borrower

                                   APPENDIX I

                         TO SECOND AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT
                                      AMONG
                         AMERITRADE HOLDING CORPORATION
                                       AND
                     FIRST NATIONAL BANK OF OMAHA, AS AGENT
                                       AND
                         REVOLVING LENDERS PARTY HERETO

                          REVOLVING CREDIT COMMITMENTS

                          REVOLVING CREDIT COMMITMENTS
                         AMERITRADE HOLDING CORPORATION

                                      REVOLVING               REVOLVING                CLOSING
LENDER                                COMMITMENT              COMMITMENT %              FEE(1):
---------------------               --------------            ------------           ----------
First National Bank
of Omaha                            $20,000,000.00                40%                $40,000.00

LaSalle Bank National
Association                         $20,000,000.00                40%                $40,000.00

M&I Bank Marshall &
Ilsley Bank                         $10,000,000.00                20%                $10,000.00

TOTAL REVOLVING
CREDIT COMMITMENT                   $50,000,000.00

Dated as of December 16, 2002.

(1) Closing fees will be determined on the size of the Commitment as shown below:

         Commitment Amount                           Closing Fee Percentage
         -----------------                           ----------------------
         $20,000,000.00                              1/5 of 1% or (.0020)

         $10,000,000.00                              1/10 of 1% or (.0010)